UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 23, 2004

FIRSTBANK CORPORATION
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-14209 (Commission File Number)	38-2633910 (IRS Employer Identification No.)

311 Woodworth Avenue Alma, Michigan (Address of principal executive office)	48801 (Zip Code)

Registrant’s telephone number, including area code: (989) 463-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 7.01 Regulation FD Disclosure

        On November 23, 2004, Firstbank Corporation issued a press release announcing a 5% stock dividend which will be paid December 31, 2004 to shareholders of record as of December 17, 2004.

Section 9.01 Financial Statements and Exhibits

      (c)   Exhibit

              99.1 Press Release Dated November 23, 2004.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 23, 2004	FIRSTBANK CORPORATION (Registrant) By: /s/ Samuel G. Stone Samuel G. Stone Executive Vice President and CFO

EXHIBIT INDEX

      99.1     Press Release Dated November 23, 2004

EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE Date Submitted: November 23, 2004 NASDAQ Symbol: FBMI	Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION DECLARES STOCK DIVIDEND

Alma, Michigan (FBMI) – Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced that the Board of Directors has approved a 5% stock dividend which will be paid December 31, 2004 to shareholders of record as of December 17, 2004.

Mr.     Sullivan stated, “This is the thirteenth consecutive year Firstbank Corporation has declared a 5% stock dividend, which is in addition to the 2 for 1 stock splits issued in 1993 and 1998. While quarter-to-quarter earnings comparisons currently are being affected by the end of the mortgage refinance boom, the stock dividend is consistent with the underlying earnings power of the company and the strong capital position.” Sullivan continued, “The Board of Directors is pleased to share these strengths with our shareholders. Additionally, cash dividends, including the effect of stock dividends and splits, have increased at a compound annual growth rate of 10.5% per year over the past five years.”

Firstbank Corporation, headquartered in Alma, Michigan is currently a five bank financial services company with assets of $799 million and 35 banking offices located in central and northeast Michigan. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview: and Firstbank – St. Johns. Other corporate affiliates include 1st Armored Inc.; 1st Title; Gladwin Land Company, Inc.; and C.A. Hanes Realty Inc. Investment services are available through affiliations with Citizens Bank Wealth Management, MML Investors Services, Inc. and Raymond James Financial Services Inc.